Exhibit 99.1

OPPENHEIMER ANNOUNCES PRICING OF SENIOR SECURED NOTES OFFERING

September 17, 2020, New York, NY. Oppenheimer Holdings Inc. (“OPY” or the “Company”) announced today that it priced $125 million aggregate principal amount of 5.50% senior secured notes due 2025 (the “Notes”) at an initial offering price of 100% of the principal amount in connection with its previously announced private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The closing of the private offering is expected to occur on September 22, 2020, subject to customary closing conditions. The Notes will be guaranteed on a senior secured basis by OPY’s subsidiaries, E.A. Viner International Co. and Viner Finance Inc. The Notes will be secured by a first-priority security interest in substantially all of OPY’s and the subsidiary guarantors’ existing and future tangible and intangible assets.

The Notes will not be registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The Notes will be offered in the United States only to qualified institutional buyers under Rule 144A of the Securities Act and outside the United States under Regulation S of the Securities Act.

OPY intends to use the net proceeds from the offering of the Notes, along with cash on hand, to redeem in full its 6.75% Senior Secured Notes due July 1, 2022, and pay all related fees and expenses in relation thereto.

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Company Information
Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 93 retail branch offices in the United States and has institutional businesses located in London, Tel Aviv, and Hong Kong.

Exhibit 99.1

Forward-Looking Statements
Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the Company’s intention to consummate the proposed offering on the terms described herein and the intended use of proceeds from the offering. The consummation of the offering is subject to market conditions and other factors that are beyond the Company’s control. Accordingly, no assurance can be given that the offering will be completed on the contemplated terms or at all and you should not place undue reliance on any forward-looking statements contained in this press release.
For a discussion of some of the risks and important factors that could affect such forward-looking statements, reference is made to factors affecting "Forward-Looking Statements" and "Part 1A – Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020 and the quarter ended June 30, 2020. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

2